Petrolia Energy Corporation 10-Q

EXHIBIT 2.2

BUKIT ENERGY INC.

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BUKIT ENERGY ASIA PTE. LTD.

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BUKIT ENERGY ASIA RESOURCES PTE. LTD.

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BOW ENERGY LTD.

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BOW ENERGY INTERNATIONAL HOLDINGS, INC.

SHARE PURCHASE AGREEMENT

May 16, 2017

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TABLE OF CONTENTS

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SHARE PURCHASE AGREEMENT

THIS AGREEMENT is made as of the day of the 16th day of May, 2017;

AMONG:

BUKIT ENERGY INC., a body corporate formed under the laws of the Province of Alberta, Canada, having an office in Calgary, Alberta ("**Bukit**")

AND

Bukit Energy Asia Pte. Ltd., a body corporate formed under the laws of the Republic of Singapore, having identification/registration number 201025354M and a registered office at 80 Robinson Road, #02 00, Singapore, 068898 ("**BEA Vendor**")

AND

Bukit Energy Asia Resources Pte. Ltd., a body corporate formed under the laws of the Republic of Singapore, having identification/registration number 201135194R and a registered office at 80 Robinson Road, #02 00, Singapore, 068898 ("**BEAR Vendor**")

AND

BOW ENERGY LTD., a body corporate formed under the laws of the Province of Alberta, Canada, having an office in the City of Calgary in the Province of Alberta ("**Bow**")

AND

BOW ENERGY INTERNATIONAL HOLDINGS, INC., a body corporate formed under the laws of British Virgin Islands, having identification/registration number 1873547 and an office in the City of Calgary in the Province of Alberta ("**BEIH**")

(collectively, Bow and BEIH are herein referred to as the "**Purchaser**").

AND RELATED TO:

Bukit Energy Central Sumatra (Mahato) Pte. Ltd., a body corporate formed under the laws of the Republic of Singapore, having identification/registration number 2011352010 and a registered office at 80 Robinson Road, #02 00, Singapore, 068898 ("**Mahato**")

AND

Bukit Energy Palmerah Baru Pte. Ltd., a body corporate formed under the laws of the Republic of Singapore, having identification/registration

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number 201119150K and a registered office at 80 Robinson Road, #02 00, Singapore, 068898 ("**Palmerah Baru**")

AND

Bukit Energy Resources Palmerah Deep Pte. Ltd., a body corporate formed under the laws of the Republic of Singapore, having identification/registration number 201135224C and a registered office at 80 Robinson Road, #02 00, Singapore, 068898 ("**Palmerah Deep**")

AND

Bukit Energy Bohorok Pte. Ltd., a body corporate formed under the laws of the Republic of Singapore, having identification/registration number 201119142Z and a registered office at 80 Robinson Road, #02 00, Singapore, 068898 ("**Bohorok**")

AND

Bukit Energy Resources North Sumatra Pte. Ltd., a body corporate formed under the laws of the Republic of Singapore, having identification/registration number 201222697W and a registered office at 80 Robinson Road, #02 00, Singapore, 068898 ("**Bohorok Deep**")

(collectively, Mahato, Palmerah Baru, Palmerah Deep, Bohorok and Bohorok Deep are herein referred to as the "**Targets**" and as the context requires any one of the Companies may be referred to as "**Target**");

WHEREAS BEA Vendor is the registered legal and beneficial owner of all of the shares in the capital of each of Mahato, Palmerah Baru, and Bohorok, being one (1) common share of each company, and BEAR Vendor is the registered legal and beneficial owner of all of the shares in the capital of Palmerah Deep and Bohorok Deep, being one (1) common share of each company (all collectively are the "**Target Shares**");

AND WHEREAS Mahato is a party to the Mahato PSC that is dated July 20, 2012 (the "**Mahato** PSC") and is among Badan Pelaksana Kegiatan Usaha Hulu Minyak Dan Gas Bumi (BPMIGAS), and did provide, TexCal Mahato EP Ltd. ("**TexCal**"), the designated operator, as to a fifty one (51%) percent participating interest, Mahato, as to a thirty seven and one half (37.5%) percent participating interest and Central Sumatra Energy Mahato Ltd. ("**CSE**"), as to a eleven and one half (11.5%) percent participating interest;

AND WHEREAS Mahato did assign and transfer to Cue Mahato Pty Ltd., by way of a Farmout Agreement dated November 20, 2014 (the "**Farmout Agreement**"), a twelve and one half (12.5%) percent participating interest in the Mahato PSC;

AND WHEREAS Mahato did assign and transfer to CSE, by way of a Sale and Purchase Agreement dated September 13, 2016, as amended (the "**CSE Sale Agreement**"), a five (5) percent participating interest in the Mahato PSC, such that Mahato currently has a 20% participating interest (the "**Mahato Interest**") and the current interests in the Mahato PSC are as follows: TexCal: 51%, Bukit: 20%, CSE: 16.5% and Cue: 12.5%;

AND WHEREAS Palmerah Baru is the operator of the Palmerah Baru PSC (the "**Baru PSC**") and the rightful and recognized holder of a fifty four (54%) percent participating interest in and to the Baru PSC (the "**Baru Interest**"). The Baru PSC is dated February 26, 2014 and is among Satuan Kerja Khusus Pelaksana Kegiatan Usaha Hulu Minyak Dan Gas Bumi (SKKMIGAS), Palmerah Baru, as to a fifty four (54%) percent participating interest, NZOG Palmerah Baru Pty Limited, as to a thirty six (36%) percent participating interest and PT Surya Selaras Sejahtera, as to a ten (10%) percent participating Interest;

AND WHEREAS Palmerah Deep is the operator of the Palmerah Deep PSC (the "**MNK PSC**") and the rightful and recognized holder of a sixty nine and point three six (69.36%) percent participating interest in and to the MNK PSC (the "**MNK Interest**"). The MNK PSC is dated May 22, 2015 and is among Satuan Kerja Khusus Pelaksana Kegiatan Usaha Hulu Minyak Dan Gas Bumi (SKKMIGAS), Palmerah Deep, NZOG MNK Palmerah Pty Limited, as to 15.84 percent participating interest, PT Surya Selaras Sejahtera MNK Palmerah, as to a 8.80 percent participating Interest, Aracadia Corporation Limited, as to a 3.00 percent participating interest, and PT Intraya Sukses, as to a 3.00 percent participating interest;

AND WHEREAS Bohorok is the operator of the Bohorok PSC (the "**Bohorok PSC**"). The PSC is dated July 20, 2012 and is among Badan Pelaksana Kegiatan Usaha Hulu Minyak Dan Gas Bumi (BPMIGAS), Bohorok, as to a forty-five (45) percent participating interest, NZOG Bohorok Pty Limited ("**NZOG**"), as to a forty-five (45) percent participating interest and Surya Buana Lestarijaya Bohorok Inc., as to a ten (10) percent participating interest ("**SBL**");

AND WHEREAS SBL did assign and transfer to Bohorok, by way of an Assignment Agreement dated May 2, 2017, a five (5) percent participating interest in the Bohorok PSC, such that Bohorok currently has a 50% participating interest in the Bohorok PSC (the "**Bohorok Interest**");

AND WHEREAS Bohorok Deep is a party to the December 10, 2014 Bohorok Deep Joint Study & Bidding Agreement (the "**BDJSA**"), as to a twenty and one quarter (20.25) percent interest, with KRX Energy Ltd. ("**KRX**"), the operator thereof, as to a fifty-five (55) percent interest, NZOG MNK Bohorok Pty. Ltd. ("**NZOG MNKB**"), as to a twenty and one quarter (20.25) percent interest, and Surya Buana Lestarijaya Bohorok Inc., as to a four and one half (4.5) percent;

AND WHEREAS Bohorok Deep is a party to the December 10, 2014 Farmin Option & Exercise Agreement (the "**Farmin**") among Bohorok, NZOG, SBL, KRX, Bohorok Deep and NZOG MNK, whereunder the parties have agreed that Bohorok Deep shall be the operator of the Bohorok Deep PSC if one is obtained by the parties, subject to the terms of the Farmin;

AND WHEREAS Bow is the ultimate parent company of BEIH and Bow has agreed to provide a guaranty of certain obligations of the Purchaser to pay the Promissory Note to the Vendors;

AND WHEREAS the Purchaser wishes to purchase the Target Shares from the Vendors and the Vendors wish to sell the Target Shares to the Purchaser, subject to and in accordance with the terms and conditions hereof:

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the Parties have agreed as follows:

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ARTICLE I
INTERPRETATION

1.1 Defined Terms

Whenever used in this Agreement or in any of the Schedules hereto, unless there is something in the subject matter or context inconsistent therewith, the following words and terms will have the indicated meanings and grammatical variations of such words and terms will have corresponding meanings:

(a) "**Affiliate**" means, with respect to a Party, a body corporate where;

(i) the Party:

(A) controls the composition of the body corporate's board;

(B) is in a position to cast, or control the casting of, more than one-half of the maximum number of votes that might be cast at a general meeting of the body corporate; or

(C) holds more than one-half of the issued share capital of the body corporate (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital); or

(ii) the body corporate is an Affiliate of an Affiliate of the Party.

(b) "**Agreement**" means this Share Purchase Agreement, including the Schedules attached hereto, as it may be amended, restated or replaced from time to time;

(c) "**Anti- Bribery Laws and Obligations**" means with respect to the Vendors and the Targets, (i) the Applicable Laws relating to combating bribery and corruption, and/or the principles described in the Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed in Paris on December 17, 1997, which entered into force on February 15, 1999, and the Convention's Commentaries; and (ii) the laws relating to combating bribery and corruption in the countries of such party's place of incorporation, principal place of business, and/or in the country of such party's ultimate parent company's place of incorporation, principal place of business, and/or place of registration as an issuer of securities including:

(i) Foreign Corrupt Practices Act of 1977 (USA);

(ii) Bribery Act 2010 (UK);

(iii) Corruption of Foreign Public Officials Act (Canada); and

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the Organisation for Economic Cooperation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions dated 21 November 1997;

(d) **"Arm's length"** has the meaning ascribed thereto in the Tax Act;

(e) **"Assets"** means the material assets of the Targets, including the Mahato PSC, the Baru PSC, the MNK PSC, the Bohorok PSC and the Bohorok JSA;

(f) **"Associate"** means:

(i) in respect of a relationship with an individual:

(A) a body corporate of which that individual beneficially owns or controls, directly or indirectly, shares or securities currently convertible into shares carrying more than 10% of the voting rights under all circumstances or by reason of the occurrence of an event that has occurred and is continuing, or a currently exercisable option or right to purchase such shares or such convertible securities;

(B) a partner of that individual acting on behalf of the partnership of which they are partners;

(C) a trust or estate or succession in which that individual has a substantial beneficial interest or in respect of which that individual serves as a trustee or liquidator of the succession or in a similar capacity;

(D) a spouse of that individual or an individual who is cohabiting with that individual in a conjugal relationship, having so cohabited for a period of at least one year;

(E) a child of that individual or of the spouse or individual referred to in paragraph (D), and

(F) a relative of that individual or of the spouse or individual referred to in paragraph (D), if that relative has the same residence as that individual; and

(ii) in respect of a relationship with a body corporate:

(A) a director or secretary of that body;

(B) an Affiliate of that body; and

(C) a director or secretary of an Affiliate of that body.

(g) **"Authorization"** means, with respect to any Person, any order, permit, approval, consent, waiver, certification, license, registration, clearance or similar authorization of any Governmental Authority having jurisdiction over that Person;

(h) **"Bohorok JSA"** means the agreement to conduct a joint study at Southeast of the North Sumatra Basin Area as granted by letter dated February 20, 2015 from The Ministry of Energy and Mineral Resources of the Republic of Indonesia (the "**MEMR**").

(i) **"Bohorok Liabilities and Obligations"** means the liabilities and obligations of Bohorok, as provided in Schedule 6 attached hereto, that sets out those liabilities and obligations to remain the responsibility of Bohorok after Closing, and those liabilities and obligations that shall be the responsibility of Bukit and BEA Vendor after Closing;

(j) **"Business"** means, as applicable:

   (i) in relation to each of the Targets, the oil and natural gas exploration and development businesses conducted by each respective Target as at the date hereof; and

   (ii) in relation to the Purchaser, the oil and natural gas exploration and development businesses conducted by the Purchaser as at the date hereof;

(k) **"Claim"** means in relation to any Person, a claim, action or proceeding, judgment, damage, loss, cost, expense or liability incurred by or to or made or recovered by or against the Person, however arising and whether present, unascertained, immediate, future or contingent;

(l) **"Closing"** means the closing on the Closing Date of the Transaction in accordance with the terms of this Agreement;

(m) **"Closing Date"** means May 19, 2017, or such other date as the Parties may agree upon in writing;

(n) **"Closing Time"** means the time on the Closing Date that the Parties actually close the purchase and sale of the Target Shares as contemplated herein;

(o) **"Contract"** means any agreement, indenture, understanding, contract, lease, deed of trust, license, option, instrument or other commitment, whether in writing or otherwise;

(p) **"Cue Encumbrance"** means the encumbrance registered against BEA Vendor's shares in Mahato pursuant to the terms of the Farmout Agreement;

(q) **"Effective Date"** means May 19, 2017, or such other date as the Parties may agree upon in writing;

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(r) **"Encumbrances"** means, excluding the Cue Encumbrance, mortgages, charges, pledges, security interests, liens, encumbrances claims, adverse interests and acquisition rights of third parties of any nature whatsoever or howsoever arising, and any rights or privileges capable of becoming any of the foregoing;

(s) **"Environmental Laws"** means all applicable statutes, regulations, ordinances, by-laws, guidelines, standards and codes, now or hereafter in force or existence in Canada, Indonesia or elsewhere (whether federal, provincial, or municipal) relating to the protection and preservation of the environment, occupational health and safety or Hazardous Substances;

(t) **"Event of Insolvency"** means:

(i) a receiver, manager, receiver and manager, trustee, administrator, controller or similar officer is appointed in respect of a Person or any asset of a Person;

(ii) a liquidator or provisional liquidator is appointed in respect of the corporation;

(iii) any application (not being an application withdrawn or dismissed within 14 days) is made to a court for an order, or an order is made, or a meeting is convened, or a resolution is passed, for the purposes of:

(A) appointing a person referred to in paragraphs (i) or (ii);

(B) winding up a corporation; or

(C) proposing or implementing a scheme of arrangement;

(iv) any event or conduct occurs which would enable a court to grant a petition, or an order is made, for the bankruptcy of an individual or his estate under any Law relating to insolvency, sequestration, liquidation or bankruptcy (including any Law relating to the avoidance of conveyances in fraud of creditors or of preferences, and any Law under which a liquidator or trustee in bankruptcy may satisfy or avoid transactions), and any provision of any agreement, arrangement or scheme, formal or informal, relating to the administration of any of the assets of any Person;

(v) a moratorium of any debts of a Person, or an official assignment, or a composition, or an arrangement (formal or informal) with a Person's creditors, or any similar proceeding or arrangement by which the assets of a Person are subjected conditionally or unconditionally to the control of that person's creditors or a trustee, is ordered, declared, or agreed to, or is applied for and the application is not withdrawn or dismissed within 14 days;

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(vi) a Person becomes, or admits in writing that it is, is declared to be, or is deemed under any applicable Law to be, insolvent or unable to pay its debts; or

(vii) any writ of execution, garnishee order, mareva injunction or similar order, attachment, distress or other process is made, levied or issued against or in relation to any asset of a Person;

(u) "**Governmental Authority**" means any:

(i) federal, provincial, state, municipal, local or other government, governmental or public department, central bank, court, commission, board, bureau, agency or instrumentality, domestic or foreign;

(ii) subdivision or authority of any of the foregoing; or

(iii) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under, on behalf of or for the account of any of the foregoing;

(v) "**Hazardous Substance**" means any contaminant, waste, hazardous substance, toxic substance, hazardous waste or dangerous goods as defined under any Environmental Laws or any pollutant or other substance that, when released to the environment or into the workplace, is likely to cause, immediately or at a future time, material harm or degradation to the environment or such workplace or material risk to human health;

(w) "**IFRS**" means International Financial Reporting Standards, as issued by the International Accounting Standards Board;

(x) "**Interim Period**" means the period from the date of this Agreement to and including the Closing Date;

(y) "**Laws**" means any and all laws, including all statutes, codes, ordinances, decrees, rules, regulations, municipal by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards, policies, guidelines, and the common law, the civil law and equity;

(z) "**Licenses**" means all licenses, permits, approvals, registrations and qualifications to do business held by the Companies;

(aa) "**Loss**" means losses, liabilities, damages, costs, charges and expenses and includes Taxes and Tax costs;

(bb) "**Material Adverse Effect**" means, in relation to a Party

(i) a matter or event which has caused or may reasonably be expected to cause the loss of a valid title to or license to operate an Asset; or

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(ii) an catastrophic event or circumstance not within the reasonable control of the party affected by it (the "**Affected Party**") has caused or may be reasonably expected to cause a material adverse effect on the operation of an Asset , which the Affected Party is not reasonably able to prevent or overcome, [or the effect of which the Affected Party is not reasonably able to predict and take measures to avoid, by the exercise of reasonable technical, operational and commercial due diligence and prudence];

(cc) "**Parent Company Guarantee**" means the form of guarantee attached to this Agreement as Schedule 5 respecting the guarantee of Bow being provided in respect of the Purchaser's obligation to pay the Promissory Note in accordance with section 2.3(b) herein;

(dd) "**Parties**" means the parties to this Agreement and "**Party**" means any one of them;

(ee) "**Performance Bond**" means the obligations of the contractor parties under section 4.3 of each of the PSC's to submit a performance bond for the benefit of the Director General of Oil and Gas related to the operating activities set out in section 4.2 of each of the PSC's.

(ff) "**Person**" includes any individual, corporation, limited liability company, unlimited liability company, body corporate, partnership, limited liability partnership, firm, joint venture, syndicate, association, capital venture fund, private equity fund, trust, trustee, executor, administrator, legal personal representative, estate, Governmental Authority and any other form of entity or organization, whether or not having legal status;

(gg) "**Personal Information**" means information about an identifiable individual, but does not include business contact information provided the collection, use or disclosure, as the case may be, of such business contact information is for the purposes of contacting an individual in that individual's capacity as an employee or an official of an organization and for no other purpose;

(hh) "**PSC's**" means collectively the Mahato PSC, the Baru PSC, the MNK PSC and the Bohorok PSC, and as the context requires each on their own as a "**PSC**";

(ii) "**Purchase Price**" means the price set out in Article II;

(jj) "**Purchaser's Warranties**" means the warranties set out in Schedule 2;

(kk) "**Regulatory Approval**" means any approval, consent, ruling, authorization, registration, notice, permit or acknowledgement that may be required from a Person pursuant to any applicable Law, or under the terms of any License, in connection with the sale of the Target Shares to the Purchaser in accordance with the terms of this Agreement;

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(ll) **"Returns"** means all reports, estimates, elections, designations, forms, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes;

(mm) **"Schedules"** means, collectively, the schedules attached to this Agreement;

(nn) **"SFSR"** means the Singapore Financial Standards Reporting issued by the Accounting Standards Council Singapore;

(oo) **"Target Financial Statements"** means the financial statements for each of the Targets, dated as at March 31, 2017, copies of which are attached hereto as Schedule 3;

(pp) **"Target Shares"** means, collectively, all of the outstanding common voting shares of Mahato, Palmerah Baru, Palmerah Deep, Bohorok and Bohorok Deep, being one common share of each company;

(qq) **"Targets"** means, collectively, Mahato, Palmerah Baru, Palmerah Deep, Bohorok and Bohorok Deep, and **"Target"** may mean any one of them on their own as the context requires;

(rr) **"Tax"** or **"Taxes"** means all taxes, duties, fees, premiums, assessments, imposts, levies and other charges of any kind whatsoever imposed by any Governmental Authority, together with all interest, penalties, fines, additions to tax or other additional amounts imposed in respect thereof, including those levied on, or measured by, or referred to as, income, gross receipts, profits, capital, large corporation, capital gain, alternative minimum, transfer, land transfer, sales, goods and services, harmonized sales, use, value-added, excise, stamp, withholding, business, franchising, property, employer health, payroll, employment, health, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, all employment insurance, health insurance and any pension plan established or operated by any Governmental Authority and workers compensation premiums or contributions, including any interest, fines or penalties for failure to withhold, collect or remit any tax and any liability for such taxes imposed by Law with respect to any other Person arising pursuant to any tax sharing, indemnification or other agreements or any liability for taxes of any predecessor or transferor entity whether disputed or not;

(ss) **"Tax Act"** means the applicable income tax legislation of each of Canada, Indonesia, British Virgin Islands, Singapore or elsewhere, as in effect on the date hereof;

(tt) **"Transaction"** means the sale and purchase of the Target Shares on the terms and conditions set out in this Agreement;

(uu) **"Transferred Information"** means the Personal Information disclosed or transferred to the Purchaser, or any of its representatives or agents, by or on

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behalf of the Vendors or the Targets, as a result of or in conjunction with the transactions contemplated herein, and includes all such Personal Information disclosed to the Purchaser during the period leading up to and including the completion of the transactions contemplated herein;

(vv) "**TSXV**" means the TSX Venture Exchange;

(ww) "**Trust Agreement**" means that form of trust agreement attached hereto as Schedule 4;

(xx) "**US$**" means U.S. dollars;

(yy) "**Purchaser's Counsel**" means TingleMerrett LLP;

(zz) "**Vendors**" means BEA Vendor and BEAR Vendor; and

(aaa) "**Vendors' Warranties**" means the warranties of BEA Vendor and BEAR Vendor set out in Schedule 1 on their own or made together as the context applies.

1.2 Best of Knowledge

Except as otherwise expressly set out in this Agreement, any reference herein to "**the best of the knowledge**" or "**the knowledge**" of the Parties or words to like effect will be deemed to mean the actual knowledge of the senior officers, directors and management of the Parties and the Targets, and the knowledge that such individuals would have had if they had conducted a reasonably diligent inquiry into the relevant subject matter.

1.3 Schedules and Exhibits

The Schedules, as listed below, are incorporated into this Agreement by reference and are deemed to be part hereof:

Schedule	Description
Schedule 1	Vendors' Warranties
Schedule 2	Purchaser's Warranties
Schedule 3	Target Financial Statements
Schedule 4	Form of Trust Agreement
Schedule 5	Parent Company Guarantee
Schedule 6	Bohorok Liabilities and Obligations
Schedule 7	Promissory Note
Schedule 8	PSC Acreages

1.4 Currency

Unless otherwise indicated, all dollar amounts referred to in this Agreement are stated in the currency of the United States of America.

1.5 Choice of Law and Arbitration

(a) This Agreement, and each of the documents contemplated by or delivered under or in connection with this Agreement (to the extent no choice of law is specified therein) shall be governed by and construed in accordance with the laws of the Province of Alberta, Canada (without reference to conflicts of laws principles that might result in the application of the laws of another jurisdiction).

(b) Any dispute, controversy or claim arising out of or relating to this Agreement, including any question regarding its existence, breach, validity or termination, which cannot be amicably resolved through direct discussions between the Parties within a period of 30 (thirty) days of one Party serving a notice of dispute upon the other Party, shall be settled under the arbitration rules of the Province of Alberta, Canada ("**Alberta Arbitration**") (as then in effect). The number of arbitrators shall be 3 (three). Within 45 (forty five) days of the issue of the Notice of Dispute, the Purchaser shall appoint one arbitrator and the Vendors shall appoint one arbitrator, and the two arbitrators so appointed shall together appoint the third arbitrator. In case the two arbitrators appointed by the Parties fail to agree on the appointment of the third arbitrator or if either Party fails to appoint an arbitrator, the remaining arbitrator(s) shall be appointed by the President of the Alberta Arbitration and Mediation Society. The place of arbitration shall be Calgary, Alberta. The language of the arbitration proceedings shall be English. The resulting arbitral award shall be final and binding and judgment upon such award may be entered in any court having jurisdiction thereof. A dispute shall be deemed to have arisen when either Party notifies the other Party in writing to that effect ("**Notice of Dispute**"). The Parties waive any right to refer any question of law and any right of appeal on the law and/or merits to any court.

(c) The Parties acknowledge that remedies at law may be inadequate to protect against breach of this Agreement. The arbitrators may therefore award both monetary and equitable relief, including injunctive relief and specific performance. A Party may apply to any competent judicial authority for interim or conservatory relief. The application for such measures or for the enforcement of such measures ordered by the arbitrator shall not be deemed an infringement or waiver of the agreement to arbitrate and shall not affect the powers of the arbitrator.

(d) The Parties irrevocably waive any objection to the venue of any legal process on the basis that the process has been brought in an inconvenient forum.

(e) If the Parties initiate multiple arbitration proceedings or expert determinations, the subject matters of which are related by common questions of law or fact and which could result in conflicting decisions, determinations or obligations, then all such matters may be consolidated into a single arbitration proceeding or expert determination.

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1.6 Headings, Cross References, Etc.

The division of this Agreement into articles, sections, paragraphs, subsections and clauses and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms "**this Agreement**", "**hereof**", "**herein**", "**hereunder**" and similar expressions refer to this Agreement and the Schedules hereto and not to any particular article, section, paragraph, clause or other portion hereof and include any agreement or instrument supplementary or ancillary hereto. Unless otherwise indicated, any reference in this Agreement to an Article, Section, recital, paragraph, subsection, clause or Schedule refers to the specified Article, Section, recital, paragraph, subsection, clause or Schedule of this Agreement. The Parties acknowledge that their respective legal counsel have reviewed and participated in settling the terms of this Agreement, and the Parties agree that any rule of construction to the effect that any ambiguity is to be resolved against the drafting party shall not be applicable in the interpretation of this Agreement.

1.7 Inclusive Terminology

Whenever used in this Agreement, unless there is something in the subject matter or context inconsistent therewith, the words "includes" and "including" and similar words will not, unless expressly modified by the words "only" or "solely", be construed as terms of limitation, but rather will mean "includes but is not limited to" and "including but not limited to", so that references to included matters will be regarded as illustrative without being either characterizing or exhaustive.

1.8 Number and Gender

In this Agreement, unless there is something in the subject matter or context inconsistent therewith: (i) words importing the singular number include the plural and vice versa; and (ii) words importing the use of any gender include all genders including the neutral gender "it".

1.9 Time of Essence

Time shall be of the essence hereof.

1.10 Statutes

Unless otherwise provided herein, any reference to a statute or regulation in this Agreement shall refer to such statute or regulation as in effect at the date of this Agreement.

ARTICLE II
PURCHASE AND SALE

2.1 Purchase and Sale

On the terms and subject to the fulfillment or waiver of the conditions set out herein, the Vendors will, on the Closing Date, sell, assign and transfer the Target Shares to the Purchaser,

and the Purchaser will, on the Closing Date, purchase and accept the Target Shares from the Vendors with all rights and benefits attaching thereto.

2.2 Purchase Price and Allocation of Purchase Price

The total aggregate price payable by the Purchaser to the Vendors hereunder for the Target Shares and the performance by the Vendors of its obligations under this Agreement will be US$1,350,000 (the "**Purchase Price**"). The Purchase Price shall be allocated among the Target Shares as follows:

Mahato:	US$100,000
Palmerah Baru:	US$325,000
Palmerah Deep:	US$325,000
Bohorok:	US$400,000
Bohorok Deep:	US$200,000
Total	US$1,350,000

2.3 Payment of Purchase Price and Satisfaction of Obligations

The Purchase Price shall be paid as follows:

(a) at Closing, and subject to the satisfaction or waiver of the conditions precedent, US$850,000 shall be delivered by the Purchaser to the Vendors (the "**Closing Payment**"). The Closing Payment shall be provided to the Vendors either by way of wire transfer or bank draft, as directed by the Vendors; and

(b) US$500,000 by way of promissory note, in the form attached hereto as Schedule 7, issued by BEIH in favour of Bukit and subject to the terms set out therein.

2.4 Parent Company Guarantee of Bow

Bow agrees that it will guarantee the Purchaser's obligation to pay the Promissory Note by providing the Vendors with the Parent Company Guarantee. The Parent Company Guarantee shall be provided by Bow at the Closing.

2.5 Assumption of Bohorok Liabilities and Obligations

At Closing the Purchaser agrees that Bohorok shall retain all of those liabilities and obligations in Schedule 6 that are indicated to remain the responsibility of Bohorok after Closing. Bukit and BEA Vendor agree that they shall be responsible for the orderly payment of those liabilities and obligations in Schedule 6 that are indicated to be the responsibility of Bukit and BEA Vendor after Closing.

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2.6 Transfer Tax and Stamp Tax

The Parties agree to the following arrangements applying in respect of the post Closing payment of any Transfer Tax assessed on the transfer of the Sale Shares:

(a) in order to enable the Purchaser to discharge the obligation above, the Purchaser will be entitled to set-off the amount of US$57,500 (being US$5,000 in relation to the Mahato PSC, US$16,250 in relation to the Baru PSC, US$16,250 in relation to the MNK PSC and US$20,000 in relation to the Bohorok PSC) against the Purchase Price to the Vendors on the Closing Date;

(b) with effect from Closing, the Vendors' liability under this clause to pay the Transfer Tax will be taken to have been discharged to the extent of US$57,500;

(c) if the Transfer Tax assessed by the Tax Authority as being payable by the Vendors is less than US$57,500, the Purchaser must account to the Vendors for the amount by which such assessed Transfer Tax is less than US$57,500; and

(d) if the Transfer Tax assessed by the Tax Authority as being payable by the Vendors is more than US$57,500, the Vendors will pay the amount so assessed in excess of US$57,500 within 2 days of being provided with a copy of such assessment.

(e) the Purchaser undertakes to pay the Transfer Tax no later than by June 10, 2017 and to provide the Vendors with satisfactory evidence of such payment.

(f) the Purchaser recognizes that any penalties for late payment of the Transfer Tax shall be the sole responsibility of the Purchaser, excepting the circumstance where paragraph (d) above is applicable and penalties for late payment are due to the Vendors under-estimating the amount of Transfer Tax payable, and in such circumstance the Vendors will pay the penalty amount so assessed within 2 days of being provided with a copy of such penalty assessment.

Notwithstanding the foregoing, Singapore Stamp Tax, if any, payable in order to register the transfer of the Target Shares, shall be paid by the Purchaser.

ARTICLE III
VENDORS' REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of the Vendors'

The Vendors do hereby represent and warrant in favour of the Purchaser that, except as expressly provided for herein or consented to in writing by the Purchaser, each of the Vendors' Warranties appearing herein, including, without limitation, those warranties appearing in Schedule 1 attached hereto (collectively, the "**Vendors' Warranties**"), is true and correct in all

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material respects on the date of this Agreement and on each date in the Interim Period (including at Closing).

3.2 Independent Warranties

Each of the Vendors' Warranties is to be construed independently of the others and is not limited by reference to any other Vendors' Warranty.

3.3 Reliance and Knowledge

The Vendors acknowledge that, notwithstanding any independent searches or investigations that may be undertaken by or on behalf of the Purchaser, and notwithstanding any information or document provided to the Purchaser (unless this Agreement is specifically qualified by reference to such information), or any knowledge of the Purchaser, the Purchaser is relying upon the accuracy of each of such representations and warranties in connection with its purchase of the Target Shares. If the Purchaser becomes aware of an inaccuracy of any Vendors' Warranty (a "**Warranty Failure**") prior to Closing, the Purchaser shall either request the remedy by the Vendors of the Warranty Failure or waive any right to indemnity that may arise as a result of the Warranty Failure if not remedied prior to Closing.

3.4 Indemnity by Vendors

(a) The Vendors shall indemnify and agree to indemnify the Purchaser against, and must pay the Purchaser and amount equal to, any Loss suffered or incurred by the Purchaser in connection with a breach of a Vendors' Warranty.

(b) For the avoidance of doubt, in respect of any breach of a Vendors' Warranty, Loss includes an amount that would be necessary to put the Purchaser in the same position as if the Vendors' Warranty had been true.

3.5 Tax Indemnity

The Vendors indemnify the Purchaser and must pay the Purchaser the amount of any:

(a) Tax payable by a Target to the extent that the Tax relates to any period, or part period, up to the Effective Date; and

  (i) relates to any period, or part period, up to and including the Effective Date; or

  (ii) any direct or indirect transfer tax arising as a result of entry into this Agreement or Closing; and

(b) Tax costs incurred by or on behalf of a Target to the extent those Tax costs arise from and relate to any of the matters for which the Vendors may be liable under Section 3.5(a).

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3.6 Notification of Warranty Breaches

The Vendors must promptly notify the Purchaser if at any time after the date of this Agreement it becomes aware that:

(a) a Vendors' Warranty has ceased to be true; or

(b) an act or event has occurred that would or might reasonably be expected to result in a Vendors' Warranty ceasing to be true if it were repeated immediately at Closing,

and must also provide the Purchaser with details of the Vendors' Warranty breach.

3.7 Limitation Periods

The Vendors are not liable for a breach of a Vendors' Warranty unless the Purchaser notifies the Vendors in writing of the breach within the following times:

(a) Two (2) years after Closing in respect of the Vendors' Warranties under paragraph 15 (Taxes) of Schedule 1; and

(b) Six (6) months after Closing in respect of all other Vendors' Warranties.

3.8 Performance Bonds

The Vendors hereby confirm the following status of the Performance Bonds for the PSC's:

(a) for the Mahato PSC, pursuant to the terms of the CSE Sale Agreement, CSE has assumed full responsibility for the placement and maintenance of the Performance Bond and has agreed to the assignment of that portion of the Performance Bond representing Mahato's participating interest in the Mahato PSC for return to Mahato once the Performance Bond is releasable under the terms of the Mahato PSC;

(b) for the Baru PSC, the Performance Bond has expired but the cash collateralizing same (US$90,000) is maintained with PT Asuransi Jasa Indonesia (Persero) (the "**Bond Agent**") in order to facilitate renewal of the Performance Bond;

(c) for the MNK PSC, the Performance Bond is valid and in good standing being maintained with the Bond Agent,

(d) for the Bohorok PSC, the PSC obligations requiring the maintenance of a Performance Bond have been completed so there is no Performance Bond, and

(e) for the Bohorok JSA, the study has been completed and the performance bond has been duly returned after having obtained final approval of the study from MEMR.

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ARTICLE IV
PURCHASER'S REPRESENTATIONS AND WARRANTIES

4.1 Representations and Warranties of the Purchaser

The Purchaser represents and warrants in favour of the Vendors that, except as expressly provided for herein or consented to in writing by the Vendors, each of the Purchaser's Warranties appearing herein, including, without limitation, those warranties appearing in Schedule 2 attached hereto (collectively, the "**Purchaser's Warranties**"), is true and correct in all material respects on the date of this Agreement and on each date in the Interim Period (including at Closing).

4.2 Independent Warranties

Each of the Purchaser's Warranties is to be construed independently of the others and is not limited by reference to any other Purchaser's Warranty.

4.3 Reliance and Knowledge

The Purchaser hereby acknowledges that, notwithstanding any independent searches or investigations that may be undertaken by or on behalf of the Vendors and notwithstanding any information or document provided to the Vendors (unless this Agreement is specifically qualified by reference to such document in this Agreement), the Vendors are relying upon the accuracy of each of such representations and warranties in connection with the sale of the Target Shares to the Purchaser. If the Vendors become aware of an inaccuracy of any Purchaser Warranty prior to Closing, the Vendors shall either request the remedy by the Purchaser of the inaccuracy or waive any right to indemnity that may arise as a result of such inaccuracy if not remedied prior to Closing.

4.4 Limitation Periods

The Purchaser is not liable for a breach of a Purchaser's Warranty unless the Vendors notify the Purchaser in writing of the breach within six (6) months after Closing.

ARTICLE V
CONDITIONS TO CLOSING

5.1 Conditions Precedent to Obligations of Vendors

The obligations of the Vendors to complete the Transaction as contemplated hereunder shall be subject to the satisfaction of, or compliance with, at or before the Closing Date (or such other date as specified below), each of the following conditions precedent (each of which is hereby acknowledged to be for the exclusive benefit of the Vendors, and may be waived in whole or in part on or before the Closing Date):

(a) the Purchaser will have performed and complied with all terms, covenants and conditions required by this Agreement to be performed or complied with by it on or before the Closing Date;

(b) the Purchaser shall have provided the Closing Payment in accordance with section 2.3(a) herein;

(c) the Vendors and Purchaser shall be satisfied that, upon Closing, all regulatory requirements have been or are capable of being satisfied, including receipt of any necessary consents or waivers from the TSXV related to the Transaction;

(d) all consents, approvals, orders and authorizations of any Persons or Governmental Authorities in Canada, Indonesia, British Virgin Islands, Singapore or elsewhere (or registrations, declarations, filings or records with any such authorities), including, without limitation:

  (i) approval of the board of directors of the Purchaser; and

  (ii) all such registrations, recordings and filings with such securities regulatory and other public authorities,

  as may be required to be obtained by the Purchaser in connection with the execution of this Agreement, the Closing or the performance of any of the terms and conditions hereof, shall have been obtained on or before the Closing Date;

(e) the board of directors of the Purchaser shall recommend to shareholders to vote in favour of any resolutions required to effect the Transaction; and

(f) the Purchaser shall deliver, or cause to be delivered, to the Vendors, on or before the Closing Date, the Parent Company Guarantee and such other certificates, agreements or other documents as may reasonably be required by the Vendors or their solicitors, acting reasonably, to give full effect to this Agreement.

5.2 Conditions Precedent to Purchaser's Obligations

The obligation of the Purchaser to complete the Transaction as contemplated hereunder shall be subject to the satisfaction of or compliance with, at or before the Closing Date (or such other date as specified below), each of the following conditions precedent to the satisfaction of the Purchaser (each of which is hereby acknowledged to be for the exclusive benefit of the Purchaser and may be waived by it in writing, whole or in part, on or before the Closing Date):

(a) all of the Vendors' Warranties shall be true and correct in all material respects as at the Closing Date and with the same effect as if made at and as of the Closing Date (except as such Vendors' Warranties that may be affected by the occurrence of events or transactions expressly contemplated and permitted hereby that are not materially adverse and arise in the ordinary course of business);

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(b) the Vendors will have performed and complied with all terms, covenants and conditions required by this Agreement to be performed or complied with by it on or before the Closing Date;

(c) the Vendors shall have duly endorsed for transfer to BEIH the Target Shares;

(d) the Purchaser shall be satisfied that, upon Closing, all regulatory requirements have been or are capable of being satisfied by the Vendors and the Targets, including satisfaction of any requirements of the TSXV;

(e) the Purchaser shall be satisfied with the status of the discharge, or pending discharge, of the Cue Encumbrance;

(f) the Purchaser shall be satisfied that the Vendors have received all required consents, approvals, orders and authorizations of any Persons or Governmental Authorities in Canada, Indonesia, British Virgin Islands, Singapore or elsewhere (or registrations, declarations, filings or records with any such authorities), including, without limitation:

  (i) any necessary shareholder and board of director approvals;

  (ii) any third party consents or assignment deeds required by any third party in connection with the change in control of the Targets or as otherwise required to give full effect to the Transaction; and

  (iii) all such registrations, recordings and filings with such securities regulatory and other public authorities;

(g) the board of directors of Bukit shall authorize and instruct the Vendors to take all actions required to complete the transfers of the Target Shares in accordance with the terms of this Agreement; and

(h) the Vendors shall deliver, or cause to be delivered to the Purchaser on or before the Closing Date such other certificates, agreements or other documents as may reasonably be required by the Purchaser or its solicitors, acting reasonably, to give full effect to this Agreement.

ARTICLE VI
INTERIM PERIOD

6.1 Carrying on of Business during the Interim Period

During the Interim Period, the Vendors shall:

(a) conduct the Business or procure that the Business is conducted in the ordinary course, except as otherwise contemplated in this Agreement;

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(b) comply or procure that its Affiliates comply, in all material respects, with their obligations under any Contracts to which they are a party;

(c) not enter into, and will procure that its Affiliates will not enter into, any transaction or Contract that would have a Material Adverse Effect;

(d) not dispose of any interest in, grant any option or right of pre-emption in respect of, or create or suffer to be creased any Encumbrance over, the Target Shares;

(e) provide the Purchaser with copies of any material reports, minutes or other material correspondence or information in respect of the Target Shares that the Purchaser would have been entitled to receive or request if it were a shareholder; and

(f) ensure that the Purchaser is kept informed on a timely basis of any material developments relevant to the Assets or the Targets, any material correspondence and any litigation, industrial disputes and environmental issues, but only to the extent such disclosure of information is not restricted under any confidentiality obligations binding on the Vendors.

6.2 Preservation of the Targets' business affairs

During the Interim Period, the Vendors shall not and shall not agree to, and shall use their best endeavours to procure that their Affiliates shall not agree to, without prior consultation with the Purchaser:

(a) dispose of any Assets or material rights relating to the Assets;

(b) issue any ordinary shares, options, warrants or other securities or rights in respect of the issuance of securities of the Targets;

(c) declare or pay any dividends or other distributions;

(d) incur any borrowing with respect to the Business;

(e) make any material change to the nature of the Business;

(f) sell or transfer all or a substantial portion of the Assets, or discontinue or cease to operate all or a material part of the Business; and

(g) institute or file any proceedings, make any appointments or give any consents in relation to the discontinuation of the Targets.

6.3 Notification of Breach

If at any time before Closing, the Vendors or a Vendors' Affiliate (**First Party**), is in breach of their obligations under this Article VI, the First Party must promptly provide notice to the Purchaser describing the fact, matter or circumstance giving rise to the breach in reasonable

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detail. For the avoidance of doubt, the provision of such notice by the First Party to the Purchaser will not relieve the First Party from any liability in relation to such breach.

ARTICLE VII
INTERESTS ON TRUST

7.1 Government and administrative approvals

(a) Following Closing, the Vendors shall obtain, if any are required, any necessary government and administrative approvals for the change of control of the Targets required under the terms of the PSC's or the Law in connection with:

(i) the execution of this Agreement;

(ii) the transfer of the Target Shares; or

(iii) the performance of any of the terms and conditions hereof

(together, the **Required Approvals**).

(b) Following Closing and until the Required Approvals, if any are required, are granted and/or transferred to the Purchaser, the Vendors shall:

(i) hold the Purchaser's interests in the Targets and the transactions contemplated by this Agreement in trust for the Purchaser, and if required by the Purchaser, enter into a form of Trust Agreement similar to that attached hereto as Schedule 4;

(ii) immediately do all such things and provide such assistance as the Purchaser requires to obtain the Required Approvals;

(iii) immediately provide the Purchaser will all correspondence received by the Vendors in relation to the Required Approvals; and

(iv) not encumber or otherwise create any interest or deal with or agree to deal with the Purchaser's interests in the Targets and the transactions contemplated by this Agreement other than with the written consent of the Purchaser.

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ARTICLE VIII
COVENANTS

8.1 Covenants of the Vendors

The Vendors and Bukit covenant with the Purchaser that they will do, or will cause the Targets to do, the following:

(a) **Banking Information and Documentation.** The Vendors will instruct Bukit Bohorok to provide the completed required documentation for the resignation of the signing officers over the bank account currently maintained for Bukit Bohorok, satisfactory to allow for the new signing officers being appointed by the Purchaser.

8.2 Covenants of the Purchaser

The Purchaser covenants to and with the Vendors and Bukit that it shall do or cause to be done the following:

(a) **Assistance after Closing.** The Purchaser shall assist Bukit and the Vendors with the transfer to another subsidiary of Bukit and the Vendors of various approvals and registrations that are related to Bohorok being the employer entity for all of Bukit's and Vendors' operations in Indonesia.

(b) **Banking Information and Documentation.** The Purchaser shall provide the required documentation for the appointment of new signing officers over the bank account currently maintained for Bukit Bohorok.

ARTICLE IX
CLOSING

9.1 Documents to be Delivered

At or before the Closing Time, the Vendors shall execute, or cause to be executed, and shall deliver, or cause to be delivered, to the Purchaser, all agreements, instruments, notices, releases, confirmations, receipts, certificates and other documents that the Purchaser may reasonably request to complete the purchase and sale of the Target Shares as contemplated by this Agreement, in form and substance reasonably satisfactory to the Purchaser. The Purchaser shall execute, or cause to be executed, and shall deliver, or cause to be delivered, to the Vendors, in form and substance reasonably satisfactory to the Vendors, all agreements, instruments, notices, certificates and other documents that the Vendors may reasonably request to complete the purchase and sale of the Target Shares as contemplated by this Agreement, including the following:

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(a) Vendors' Documents:

(i) all share certificates representing the Target Shares duly endorsed for transfer to the Purchaser;

(ii) all available copies of the constating documents of each Target;

(iii) the common seal (and any duplicate common seal, share seal or official seal) of each Target (if any);

(iv) all current authorizations and other documents issued to each Target under any legislation, ordinance or otherwise relating to their business activities;

(v) all cheque books, financial and accounting books and records, copies of tax returns and assessments, mortgages, leases, agreements, insurance policies, title documents, licenses, indicia of title, Contracts, registers, passwords to computers, certificates and all other records, papers, books and documents of each Target;

(vi) confirmation of registration and status of each Target from the appropriate corporate registry in each Target's jurisdiction of incorporation; and

(vii) duly executed resignations and releases of claims of the officers and directors of the Targets.

(b) Purchaser's Documents:

(i) Wire transfer or bank draft, as agreed to with the Vendors, of the purchase price of USD$850,000; and

(ii) duly executed Parent Company Guarantee.

ARTICLE X
TERMINATION

10.1 Termination prior to Closing

(a) The Vendors or the Purchaser may terminate this Agreement ("**Withdrawing Party**") at any time before Closing by notice in writing to the other Party ("**Non-Withdrawing Party**") if:

(i) the Non-Withdrawing Party, or through an action of an Affiliate, has breached a material term of this Agreement, including a material breach of any Warranty;

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(ii) during the Interim Period, there is a Material Adverse Effect;

(iii) an Event of Insolvency occurs in relation to the Non-Withdrawing Party or one of their Affiliates; or

(iv) an Encumbrance is created over the Target Shares.

(b) Prior to the Closing Date, the Purchaser may terminate this Agreement if any of the conditions appearing in Section 5.2 are not met by the Vendors within the required time or in any event no later than the Closing Date.

(c) Prior to the Closing Date, the Vendors may terminate this Agreement if any of the conditions appearing in Section 5.1 are not met by the Purchaser within the required time or in any event no later than the Closing Date.

10.2 Effect of Termination

If this Agreement is terminated under Section 10.1, then:

(a) each Party shall be released from all of its further obligations under this Agreement, except those expressed to survive termination;

(b) each Party shall retain the rights it has against the other Party in respect of any breach of this Agreement by the other Party occurring before termination; and

(c) the rights and obligations of each Party under each of the following Sections shall continue independently from the other obligations of the Parties and shall survive termination of this Agreement:

(i) Article I (Interpretation); and

(ii) Article XI (General Provisions).

ARTICLE XI
GENERAL PROVISIONS

11.1 Confidentiality & Public Notices

Except as may be required by law or the TSXV, no public disclosure of the transactions contemplated hereby will be made by the Vendors without consent and approval of the Purchaser, or by the Purchaser without the consent and approval of the Vendors. The Vendors and the Purchaser agree to cooperate in connection with all publicity and press releases relating to the transactions contemplated by this Agreement. The Purchaser and the Vendors shall maintain the confidentiality of any information received from each other in connection with the transactions contemplated by this Agreement that is not otherwise generally available to the public ("**Confidential Information**") for a period of one year following the termination of this Agreement. In the event that the Transaction as contemplated in this Agreement is not

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consummated, each Party shall return any confidential schedules, documents or other written information to the Party who provided same in connection with this Agreement. The Vendors agree that they will not, directly or indirectly, make reciprocal use for their own purposes of any information or confidential data relating to the Purchaser or the Purchaser's Business discovered or acquired by them, their representatives or accountants as a result of the Purchaser making available to them, their representatives and accountants, any information, books, accounts, records or other data and information relating to the Purchaser or the Purchaser's Business and the Vendors agree that they will not disclose, divulge or communicate orally, in writing or otherwise, any such information or confidential data so discovered or acquired to any other Person. The Purchaser agrees that it will not, directly or indirectly, make reciprocal use for its own purposes of any information or confidential data relating to the Vendors or the Targets discovered or acquired by it, its representatives or accountants as a result of the Vendors or the Targets making available to it, any information, books, accounts, records or other data and information relating to the Vendors or the Targets, and the Purchaser agrees that it will not disclose, divulge or communicate orally, in writing or otherwise, any such information or confidential data so discovered or acquired to any other Person.

11.2 Notices

All notices or other communications required to be given in connection with this Agreement shall be given in writing and shall be given by personal delivery, by registered mail, by email, or by transmittal by telecopier, or other form of recorded communication addressed to the recipient as follows:

To the Purchasers:
Suite 1600, 205 - 5th Avenue S.W.
Calgary, Alberta T2P 2V7
Attention: Mo Fazil, President & CEO
Email: mfazil@bowenergy.ca

To the Vendors:

: ehurley@bukitenergy.com

or to such other address, email, telecopier number or individual as may be designated by notice given by either Party to the other. Any such communication given by personal delivery shall be conclusively deemed to have been given on the day of actual delivery thereof and, if given by registered mail, on the fifth business day in Calgary following the deposit thereof in the mail and, if given by telecopier or other form of recorded communication, shall be deemed given and received on the date of such transmission if received during the normal business hours of the recipient and on the next business day in Calgary if it is received after the end of such normal business hours on the date of its transmission. If the Party giving any such communication

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knows or ought reasonably to know of any difficulties with the postal system which might affect the delivery of mail, any such communication shall not be mailed but shall be given by personal delivery or by telecopier transmittal.

11.3 Further Assurances

Each of the Parties hereby covenants and agrees that from time to time after the Closing Date it will, at its expense and upon the request of any other Party, do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered all such further acts, deeds, assignments, transfers, conveyances and assurances as the other Party may reasonably request for the better carrying out and performance of all the terms of this Agreement.

11.4 Remedies Cumulative

The rights and remedies of the Parties under this Agreement are cumulative and in addition and without prejudice to and not in substitution for any rights or remedies provided by law. Any single or partial exercise by either Party of any right or remedy for default or breach of any term, representation, warranty, covenant or condition of this Agreement does not waive, alter, affect or prejudice any other right or remedy to which such Party may be lawfully entitled for the same default or breach.

11.5 Counterparts

This Agreement may be executed in any number of counterparts and by different Parties on separate counterparts, each of which, when executed and delivered, shall constitute an original and all of which, when taken together, shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by facsimile transmission or in portable document format shall constitute delivery of an executed counterpart of this Agreement.

11.6 Legal and Other Professional Fees

Each of the Parties shall be responsible for its respective legal, accounting, broker and other professional fees in connection with this Agreement and the transactions contemplated hereby.

11.7 Assignment

Neither Party may assign this Agreement or any of its rights hereunder to any other Person without the prior written consent of the other Party, which consent will not be unreasonably withheld, conditioned or delayed.

11.8 Successors and Assigns

This Agreement shall be binding upon and enure to the benefit of the Parties and their respective successors and permitted assigns. Nothing herein, express or implied, is intended to confer upon any Person, other than the Parties and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

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11.9 Entire Agreement

This Agreement constitutes the entire agreement between the Parties with respect to the purchase and sale of the Target Shares and supersedes all prior agreements, representations, warranties, statements, promises, information, arrangements and understandings, whether oral or written, express or implied, with respect to the purchase and sale of the Target Shares.

11.10 Amendments

No modification or amendment to this Agreement may be made unless agreed to by the Parties in writing.

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11.11 Survival

Except as otherwise specified in this Agreement, each Party hereby agrees that all provisions of this Agreement shall not merge on, and shall survive, the completion of the transactions contemplated hereby.

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

BOW ENERGY LTD.

Per: ______________________________

Mo Fazil
President and Chief Executive Officer

BOW ENERGY INTERNATIONAL HOLDINGS, INC.

Per: ______________________________

Mo Fazil
President

BUKIT ENERGY INC.

Per: ______________________________

Sean Guest
President and Chief Executive Officer

BUKIT ENERGY ASIA PTE. LTD.

Per: ______________________________

Jerry Sykora
Director

BUKIT ENERGY ASIA RESOURCES PTE. LTD.

Per: ______________________________

Jerry Sykora
Director

11.11 Survival

Except as otherwise specified in this Agreement, each Party hereby agrees that all provisions of this Agreement shall not merge on, and shall survive, the completion of the transactions contemplated hereby.

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

BOW ENERGY LTD.

Per: ______________________

Mo Fazil

President and Chief Executive Officer

BOW ENERGY INTERNATIONAL HOLDINGS, INC.

Per: ______________________

Mo Fazil

President

BUKIT ENERGY INC.

Per: ______________________

Sean Guest

President and Chief Executive Officer

BUKIT ENERGY ASIA PTE. LTD.

Per: ______________________

Jerry Sykora

Director

BUKIT ENERGY ASIA RESOURCES PTE. LTD.

Per: ______________________

Jerry Sykora

Director